THIRD AMENDMENT TO
EXPENSE LIMITATION AGREEMENT
THIS THIRD AMENDMENT TO EXPENSE LIMITATION AGREEMENT (this “Amendment”) is made and entered into effective as of April 1, 2021, by and between YCG Funds, a Delaware statutory trust (the “Trust”), on behalf of YCG Enhanced Fund (the “Fund”), and YCG, LLC, a Texas limited liability company (the “Adviser”).
RECITALS

WHEREAS, the Trust is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as an open-end management investment company;
WHEREAS, the Trust and the Adviser previously entered into an Expense Limitation Agreement, dated as of December 10, 2012, pursuant to which the Adviser (for the lifetime of the Fund) has agreed to waive or limit its fees and assume other expenses of the Fund (excluding interest, taxes, brokerage commissions and other expenditures capitalized in accordance with generally accepted accounting principles or other extraordinary expenses not incurred in the ordinary course of business) so that the Fund’s ratio of total annual operating expenses is limited to 1.39% (the “Expense Limitation Agreement”);
WHEREAS, the Adviser has voluntarily agreed to reduce the Percentage Expense Limitation (as defined in the Expense Limitation Agreement) from 1.39% to 1.19% for a one year period effective as of April 1, 2021, subject to renewal; and
WHEREAS, the parties now desire to amend the Expense Limitation Agreement to reflect this arrangement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the Trust on behalf of the Fund and the Adviser do mutually promise and agree as follows:
1.    Effective as of April 1, 2021, the Percentage Expense Limitation shall be reduced to 1.19% for a one year period, and such Percentage Expense Limitation shall renew for successive one-year periods unless terminated by the Adviser in writing.
2.    The last sentence of paragraph 2 of the Expense Limitation Agreement is hereby amended and restated to read as follows: “If there are cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit, these amounts shall be paid to us by you subject to the following conditions: (1) no such payment for expenses classified as “organizational” or “ offering” expenses related to the initial registration and offering of the Fund shall be made to us with respect to Unaccrued Fees or Other Expenses Exceeding Limit that arose more than one year prior to the proposed date of payment; (2) no such payment shall be made to us with respect to Unaccrued Fees or Other Expenses Exceeding Limit that arose more than three years prior to the proposed date of payment, and (3) such payments, in either event, shall not cause the Fund’s total “annual fund operating expenses,” calculated pursuant to the instructions in the registration statement on Form N-1A, to exceed the Percentage Expense Limitation or any percentage expense limitation in effect at the time, whichever is less.”

3.     Except as herein modified or amended, the terms and conditions of the Expense Limitation Agreement shall remain unchanged and in full force and effect.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the day first above written.
YCG, LLC

                        By: /s/ William Kruger
                            Name: William Kruger ___________
                            Title : _Manager____________________

YCG FUNDS

                        By: /s/ William Kruger
                            Name: William Kruger ___________
                            Title : _Senior Vice President & Treasurer_

Signature Page to Third Amendment to Expense Limitation Agreement